Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
MINIM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”)

Minim, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), hereby certifies as follows:

First: The name of the Corporation is Minim, Inc.

Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 25, 1993, and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 22, 2009, as amended by the Certificate of Amendment filed with the Secretary of State on November 16, 2015, the Certificate of Designation filed with the Secretary of State on November 16, 2015, the Certificate of Amendment filed with the Secretary of State on July 25, 2019, the Certificate of Amendment filed with the Secretary of State on June 2, 2021, the Certificate of Amendment filed with the Secretary of State on June 3, 2021, the Certificate of Correction filed with the Secretary of State on June 30, 2021 and the Certificate of Amendment filed with the Secretary of State on July 23, 2021 (as amended and restated, the “Certificate”).

Third: The Corporation hereby amends the Certificate as follows:

ARTICLE FOURTH of the Certificate is hereby deleted in its entirety and amended to read as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the Corporation shall have the authority to issue is sixty-two million (62,000,000), of which sixty million (60,000,000) shares shall be Common Stock, having a par value of $.01 per share, and of which two million (2,000,000) shares shall be Preferred Stock, having a par value of $.001 per share. Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Time”), each twenty-five shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.01 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the DGCL and the provisions of this Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate or certificates of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, the voting powers (if any) of the shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

Fourth: The Effective Time of this Certificate of Amendment shall be 12:01 a.m., Eastern Time, on April 17, 2023.

Fifth: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, Minim, Inc. has caused this Certificate of Amendment to be signed by its chief executive officer this 31day of April 2023.

MINIM, INC.

By:	/s/ Mehul Patel
Name:	Mehul Patel
Title:	Chief Executive Officer